Exhibit 10.19

DEATH BENEFIT AGREEMENT

This Agreement entered into this 2nd day of June, 1994, by and between Kellwood Company (“Company”), a Delaware corporation, and ________________ (“Employee”), an Employee of Kellwood Company.

In consideration of the Company and Employee mutually agreeing to eliminate the Employee’s participation under the Company’s Group Term Life Insurance Plan, and other good and valuable consideration, the parties hereto agree as follows:

1.
Standard Death Benefit Amount. The Standard Death Benefit Amount under this Agreement shall be calculated as the lesser of (a) four times the sum of the Employee’s current annual salary and the Employee’s last cash bonus, or (b) $1,000,000; so that the maximum Standard Death Benefit shall not exceed $1,000,000. In the case of death while still employed, the Employee’s then current salary and last bonus shall be used in the calculation. In the event of death after retirement, the Employee’s salary as of the date of retirement and last bonus shall be used in the calculation.

2.
Death Before Retirement. In the event the Employee’s death occurs while in the employ of the Company or any of its subsidiaries, and therefore before retirement, the amount of the death benefit paid by the Company to Employee’s beneficiary shall be 150% of the Standard Death Benefit Amount described in paragraph 1 above.

3.	Death After Retirement.

	A.	Retirement before 60.

If Employee retires from the Company before Employee reaches 60 years of age, upon the death of the Employee, the amount of the death benefit paid by the Company to Employee’s beneficiary shall be 150% of the Retirement Adjusted Death Benefit Amount described in subparagraph C below.

	B.	Retirement on or after 60.

If Employee retires from the Company on or after Employee reaches 60 years of age, the Company will pay to the Employee at retirement 50% of the Retirement Adjusted Death Benefit Amount described in subparagraph C below, and upon the death of the Employee the amount of the death benefit paid by the Company to Employee’s beneficiary shall be 100% of the Retirement Adjusted Death Benefit Amount described in subparagraph C below.

	C.	Retirement Adjusted Death Benefit Amount.

The Retirement Adjusted Death Benefit Amount shall be a percentage of the Standard Death Benefit calculated in accordance with the following schedule:

Age at Retirement	Percentage of Standard Death Benefit
65 or older	100%
64	95%
63	90%
62	85%
61	80%
60	75%
59	70%
58	65%
57	60%
56	55%
55	50%

D.
For example, if the Standard Death Benefit was $1,000,000, an employee retiring at 60 years of age would receive $375,000 at retirement and the beneficiary would receive $750,000 at Employee’s death, no matter what the age at death.

4.
Free of Charge. Employee shall not be charged by or pay anything to Kellwood Company or any of its subsidiaries for this benefit provided, however, that this benefit may be subject to tax withholding and the tax laws in effect.

5.
Termination of Benefit. This Agreement shall be terminated upon the termination of the employment of Employee for any reason except retirement, and except that in the event of termination after a Change in Control of the Company (as defined in the 1987 Employment Agreements between the Company and certain senior executives) this Agreement shall continue for twenty four months.

6.
Effective Date. The effective date of this Agreement shall be June 2, 1994. Employee hereby acknowledges that his prior death benefit Agreement dated November 30, 1984 with the Company is being superseded hereby on more generous terms to the Employee, and therefore the parties agree that the prior Agreement is null and void.

7.
Retirement. Retirement is defined as an Employee who retires under the provisions of a qualified retirement plan of Kellwood Company, or as an Employee declared by the Compensation and Stock Option Committee of the Kellwood Company’s Board of Directors to be a retiree.

8.
Beneficiary. Employee hereby designates ________________ as the primary beneficiary and ________________ as the secondary beneficiary under the terms of this Agreement. Beneficiaries may be changed at any time upon the written request of Employee (whether still employed or retired) after acknowledged receipt by the Company of the change request.

9.	Assignment. This Agreement is personal in nature and may not be assigned or pledged in any manner.

Dated the day and year first above written.

KELLWOOD COMPANY

By:_______________________
Chairman, President and CEO

EMPLOYEE

_______________________